Exhibit 99.1

Vuzix Reports Second Quarter 2024 Results

ROCHESTER, N.Y., August 14, 2024 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its second quarter results for the three months ended June 30, 2024.

“In our second quarter of 2024, Vuzix underpinned key end-customer and strategic relationships within the enterprise, consumer, and defense markets centered around business opportunities that are expected to have a meaningful impact on both our balance sheet and top-line revenue growth over the back half of 2024 and into 2025,” said Paul Travers, President and CEO of Vuzix. “At the same time, we have reduced our annual cost structure going forward by $8M as compared to 2023 through headcount reductions, tighter cost controls and a voluntary and widely adopted salary reduction program that offers staff, directors and management restricted stock or stock options in lieu of foregoing up to 50% of their base salaries."

The following table compares condensed elements of the Company’s unaudited summarized Consolidated Statements of Operations data for the three months ended June 30, 2024 and 2023, respectively:

	For Three Months Ended June 30
	($000s except per share amounts)
	2024	2023
Sales:
Sales of Products	$601	$4,425
Sales of Engineering Services	491	266
Total Sales	1,093	4,691

Total Cost of Sales	1,426	3,718

Gross Profit (Loss)	(333)	972
Gross Profit (Loss) %	(30)%	21%

Operating Expenses:
Research and Development	2,359	2,837
Selling and Marketing	2,238	2,510
General and Administrative	4,492	4,260
Depreciation and Amortization	1,188	973
Impairment of Patents and Trademarks	30,120	-

Loss from Operations	(40,730)	(9,608)

Total Other Income (Expense)	118	563
Net Loss	(40,612)	(9,045)

Loss per Common Share	$(0.62)	$(0.14)

Second Quarter 2024 Financial Results

For the three months ended June 30, 2024, total revenues decreased by 77% to $1.1 million versus $4.7 million for the comparable period in 2023. The decrease in total revenues was due to lower product sales and specifically reduced unit sales of M400 smart glasses as compared to the prior year’s period, when an Asian distributor placed a significant order. Engineering services revenues were $0.5 million for the three months ended June 30, 2024 as compared to $0.3 million in the prior year’s quarter.

There was an overall gross loss of $0.3 million for the three months ended June 30, 2024 as compared to a gross profit of $1.0 million or 21% of revenue for the same period in 2023. The loss was the result of lower revenues to absorb many of the company’s relatively fixed manufacturing overhead costs as compared to the 2023 period.

Research and Development expense was $2.4 million for the three months ended June 30, 2024, versus $2.8 million for the comparable 2023 period, a decrease of approximately 17%. This decrease was primarily due to reduced external development costs and salary and benefits related expenses.

Selling and Marketing expense was $2.2 million for the three months ended June 30, 2024, versus $2.5 million for the comparable 2023 period, a decrease of approximately 11%. This decrease was primarily due to lower advertising and tradeshow spending and reduced salary and benefits expenses.

General and Administrative expense for the three months ended June 30, 2024 was $4.5 million versus $4.3 million for the comparable 2023 period, an increase of approximately 5%. This increase was largely due to higher accounting and auditing fees related to the Company’s 2023 audit.

Included in operating expenses for the three months ended June 30, 2024 was a $30.1 million non-cash charge related to the carrying value of the Company’s technology license and equity investment in Atomistic, which was written-off due to the termination of the Company’s exclusive license agreement, effective June 30, 2024.

The net loss for the three months ended June 30, 2024 was $40.6 million, or $0.62 cents per share versus a net loss of $9.0 million, or $0.14 for the comparable period in 2023.

The cash net loss, excluding working capital changes, a non-GAAP measure, was $5.9M for the second quarter of 2024 versus $4.5M for the comparable 2023 period. As of June 30, 2024, the Company maintained cash and cash equivalents of $9.9 million and an overall working capital position of $22.1 million.

Management Outlook

“We expect to see top-line revenue improvement over the second half of 2024.  We have a number of enterprise accounts that are on a path to volume deployment of our smart glasses and solutions within their operations to deliver improved productivity, lower onboarding times and fewer errors. Our OEM business opportunities remain robust; we have a backlog of business to deliver against and we expect at least one of our defense contractors and one of our commercial enterprise customers to move into production later this year. On the waveguide manufacturing front, we will continue to implement process improvements as we prepare to ramp production to support underlying demand from partners and the broader markets," said Mr. Travers.

Conference Call Information

Date: Wednesday, August 14, 2024

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://event.choruscall.com/mediaframe/webcast.html?webcastid=RkRQYjCk.

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the quarter ended June 30, 2024.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on August 14, 2024, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13748253.

About Vuzix Corporation

Vuzix is a leading designer, manufacturer and marketer of Smart Glasses and Augmented Reality (AR) technologies and products for the enterprise, medical, defense and consumer markets. The Company’s products include head-mounted smart personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality, as well OEM waveguide optical components and display engines. Vuzix holds more than 375 patents and patents pending and numerous IP licenses in the fields of optics, head-mounted displays, and augmented reality Video Eyewear field. Moviynt, an SAP Certified ERP SaaS logistics solution provider, is a Vuzix wholly owned subsidiary. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2024 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in: Rochester, NY; and Kyoto and Tokyo, Japan. For more information, visit the Vuzix website, Twitter and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, opportunities related to market disruptions regarding smart glasses demand, R&D project successes, smart glasses pilot to roll-out conversion rates, existing and new engineering services and conversion to volume production OEM programs, future revenue and operating results, the amount and impact of operating expense cash reductions, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com